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                                                                      EXHIBIT 99

                          Independent Auditor's Report

To the Board of Directors
South Street Financial Corp.
Albemarle, North Carolina

We have audited the accompanying consolidated statement of financial condition of South Street Financial Corp. as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. as of December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ McGladrey & Pullen, LLP
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Charlotte, North Carolina
February 1, 2001